UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2009

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the appointment of Richard F. Sommer as the new President and Chief Executive Officer of LiveDeal, Inc., (the “Company”), he and the Company entered into an Employment Agreement effective May 19, 2009 (the “Employment Agreement”).  The Employment Agreement provides for a three-year employment term.

Pursuant to the Employment Agreement, Mr. Sommer will be paid an annual salary of $300,000 and will be eligible to receive a bonus of up to $100,000 per year if the Company achieves certain performance targets established by the Company’s Board of Directors and/or its Compensation Committee.  Mr. Sommer is also entitled to a success fee payable in cash equal to 2% of the excess above $9,000,000 of any cash distributed to or received by the Company’s stockholders in the form of a dividend, in the event of liquidation or upon a change of control.  If the Company terminates Mr. Sommer’s employment prior to the end of his term of employment without cause (as defined in the Employment Agreement) and certain other conditions are met (including that Mr. Sommer provide a valid release of claims in favor of the Company), Mr. Sommer will be entitled to receive severance payments equal to his then current monthly salary for three months.  The Employment Agreement also provides that the Company will reimburse Mr. Sommer for reasonable business expenses and allows him to participate in its regular benefit programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: May 28, 2009	/s/ Rajeev Seshadri
Rajeev Seshadri
Chief Financial Officer